EXHIBIT 10.20



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                        ADMINISTRATIVE SERVICES AGREEMENT


                                     between


                              Northeast Energy, LP

                                       and


                          ESI Northeast Energy GP, Inc.




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



                                TABLE OF CONTENTS


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                                                                                     Page No.
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                                           ARTICLE I.

                                           DEFINITIONS....................................  2

                                           ARTICLE II.

                             SCOPE OF SERVICES AND POWER OF ATTORNEY......................  4
Section 2.01      Manager Services........................................................  4
Section 2.02      Agency..................................................................  7
Section 2.03      Manager Notices.........................................................  7

                                          ARTICLE III.

                             COMPENSATION, COSTS AND REIMBURSEMENTS.......................  7
Section 3.01      Costs and Expenses......................................................  7
Section 3.02      Administration Fee......................................................  7
Section 3.03      Administrative Operating Account........................................  8
Section 3.04      Late Payments...........................................................  8

                                           ARTICLE IV.

                                      TERM AND TERMINATION ...............................  8
Section 4.01      Term....................................................................  8
Section 4.02      Termination upon Default by Manager.....................................  8
Section 4.03      Termination upon Default by the Partnership.............................  9
Section 4.04      Termination for Insolvency..............................................  9
Section 4.05      Duties Upon Termination.................................................  9
Section 4.06      Effect of Termination...................................................  9

                                           ARTICLE V.

                                     LIMITATION OF LIABILITY.............................. 10
Section 5.01      No Consequential Damages................................................ 10
Section 5.02      Non-Recourse Obligations................................................ 10

                                           ARTICLE VI.

                                     [Intentionally Deleted].............................. 10
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                                      (i)

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                                          ARTICLE VII.

                               INDEMNIFICATION BY THE PARTNERSHIP......................... 10
Section 7.01      Indemnification......................................................... 10
Section 7.02      Procedure............................................................... 11

                                          ARTICLE VIII.

                                          FORCE MAJEURE................................... 12
Section 8.01      Force Majeure........................................................... 12
Section 8.02      Notice.................................................................. 12

ARTICLE IX.

                                   RELATIONSHIP OF THE PARTIES............................ 12

                                           ARTICLE X.

                                             NOTICES...................................... 12

                                           ARTICLE XI.

                                 ASSIGNMENTS AND SUBCONTRACTING........................... 13
Section 11.01     Assignments............................................................. 13
Section 11.02     Subcontracting.......................................................... 13

                                          ARTICLE XII.

                                    LIMITATIONS OF AUTHORITY.............................. 14

                                          ARTICLE XIII.

                               DISPUTE RESOLUTION AND ARBITRATION......................... 14
Section 13.01     Dispute Resolution...................................................... 14
Section 13.02     Arbitration............................................................. 14
Section 13.03     Survival................................................................ 15

                                          ARTICLE XIV.

                                          MISCELLANEOUS................................... 15
Section 14.01     Severability............................................................ 15
Section 14.02     Governing Law........................................................... 16
Section 14.03     Entire Agreement........................................................ 16
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                                      (ii)


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Section 14.04     Captions................................................................ 16
Section 14.05     Counterparts............................................................ 16
Section 14.06     No Third Party Beneficiaries............................................ 16
Section 14.07     Further Assurances...................................................... 16
Section 14.08     No Implied Waiver....................................................... 16
Section 14.09     Amendments.............................................................. 16
Section 16.10     Confidentiality......................................................... 17
Section 16.11     Decision-Making by Parties.............................................. 17


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                                      (iii)

                        ADMINISTRATIVE SERVICES AGREEMENT

              This ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement") is made as of the 21 day of November, 1997, between NORTHEAST ENERGY, LP, a Delaware limited partnership (the "Partnership"), and ESI NORTHEAST ENERGY GP, INC., a Florida corporation ("Manager"). The Partnership and Manager are sometimes referred to individually as a "party," and collectively, the "parties".

                                    RECITALS

              WHEREAS, the Partnership is the direct or indirect owner of (i) Northeast Energy Associates, a Limited Partnership ("NEA"), which in turn owns a 300 megawatt gas-fuel combined cycle cogeneration plant (the "NEA Facility") and a carbon dioxide facility located in Bellingham, Massachusetts and (ii) North Jersey Energy Associates, a Limited Partnership ("NJEA") which in turn owns a 300 megawatt gas-fuel combined cycle cogeneration plant located in Sayreville, New Jersey (the"NJEA Facility") (NEA and NJEA being referred to collectively as the "Project Partnerships" and the NEA Facility and the NJEA Facilities being referred to collectively as the "Facilities").

              WHEREAS, the Partnership has entered into two Operation and Maintenance Agreements relating to the Facilities dated as of November 21, 1997 (the "O&M Agreements"), entered into by and between the Partnership and ESI Operating Services, Inc. (the "Operator"), which O&M Agreements shall be assigned by the Partnership to the respective Project Partnerships on the Operating Period Commencement Date, as defined in each O&M Agreement.


              WHEREAS, the Partnership has entered into two Fuel Management Agreements relating to the Facilities dated as of November 21, 1997 (the "Fuel Management Agreements"), entered into by and between the Partnership and ESI Northeast Fuel Management, Inc. (the "Fuel Manager"), which Fuel Management Agreements shall be assigned by the Partnership to the respective Project Partnerships on the Acquisition Date, as defined in the Fuel Management Agreements;

              WHEREAS, pursuant to the terms of the Partnership Agreement the affairs of the Partnership and the Project Partnerships are to be administered by the Management Committee; and

              WHEREAS, subject to the terms and conditions of this Agreement, the Partnership desires to retain Manager and Manager is willing to perform the services described in this Agreement to assist the Management Committee with the management and administration of the Partnership;

              NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Partnership and Manager, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

              All capitalized terms used, but not otherwise defined herein, shall have the meanings provided in the Partnership Agreement.

              "Administration Fee" shall have the meaning set forth in Section
3.02 hereof.

              "Administration Operating Account" shall have the meaning set forth in Section 3.03 hereof.

              "Administrative Expenses" shall have the meaning set forth in
Section 3.01 hereof.

              "Administrative Services" shall have the meaning set forth in
Section 2.01 hereof.

              "Affiliate" shall mean any entity or person that, directly or indirectly, controls, is controlled by, or is under common control with, another entity or person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or person, means the power to direct or cause the direction of the management and policies of such entity or person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

              "Agreement" shall have the meaning set forth in the preamble hereof.

              "Arbitration Rules" shall have the meaning set forth in Section
13.02 hereof.

              "Budget" shall mean each annual budget of the Partnership, NEA, LLC and the Project Partnerships.

              "Business Day" shall mean a calendar day other than Saturday, Sunday or a statutory holiday in the Commonwealth of Massachusetts.

              "Damages" shall mean all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, interest, penalties, costs and expenses, including, without limitation, attorneys' fees, and expenses (whether suit is instituted or not and, if instituted, whether at trial or appellate levels).

              "Dispute Notice" shall have the meaning set forth in Section 13.01 hereof.

              "Effective Date" shall mean the date on which the Partnership and NEA, LLC acquire all of the partnership interests in NEA and NJEA.

              "Facilities" shall have the meaning set forth in recitals to this Agreement.

              "Force Majeure" shall mean any cause beyond the reasonable control of and without the fault, negligence, or willful misconduct of the party claiming Force Majeure. Such causes shall include, but not be limited to, acts of God, fires, floods, storms, earthquakes, strikes, labor disputes, riots, insurrections, acts of war, actions or inactions of any government or governmental agency or a material change in applicable statutory, regulatory, administrative or other relevant law that prohibits the operation of the Facility; provided, however, that lack of money or changes in operating costs shall not constitute Force Majeure.

              "Fuel Management Agreements" shall have the meaning set forth in recitals to this Agreement.

              "Fuel Manager" shall have the meaning set forth in recitals to this Agreement.

              "Late Payment Rate" shall mean a per annum rate of interest equal to the rate announced from time to time in the Wall Street Journal as the prime commercial lending rate of national commercial banks plus two percent (2%), but in no event more than the maximum rate permitted under applicable law.

              "Laws" shall mean any applicable federal, state or local statute, law, ordinance, rule or regulation.

              "Manager" shall have the meaning set forth in the preamble hereof.

              "Manager's Indemnitee" shall have the meaning set forth in Section
7.01 hereof.

              "NEA" shall have the meaning set forth in recitals to this Agreement.

              "NJEA" shall have the meaning set forth in recitals to this Agreement.

              "Notice" shall have the meaning set forth in Section 7.02 hereof.

              "Operator" shall have the meaning set forth in recitals to this Agreement.

              "O&M Agreements" shall have the meaning set forth in recitals to this Agreement.

              "Partnership" shall have the meaning set forth in the preamble hereof.

              "Partnership Agreement" shall mean that certain Agreement of Limited Partnership of Northeast Energy, LP, a Delaware limited Partnership, dated as of November 21, 1997, entered


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

into by and among ESI Northeast Energy GP, Inc., Tractebel Northeast Generation GP, Inc., ESI Northeast Energy LP, Inc., and Tractebel Associates Northeast LP, Inc.

              "Producer Price Index" means the Producer Price Index for all commodities (1982=100), as reported by the Department of Labor Bureau of Labor Statistics for the immediately preceding year. If the Producer Price Index ceases to be published or is otherwise unavailable, Producer Price Index shall mean an index that the Partnership and the Manager shall mutually determine in good faith to be most nearly comparable to the foregoing.

              "Project Partnerships" shall have the meaning set forth in recitals to this Agreement.


                                   ARTICLE II.

                     SCOPE OF SERVICES AND POWER OF ATTORNEY

              Section 2.01 Manager Services. Commencing on the Effective Date and continuing through the end of the term of this Agreement, the Partnership hereby employs Manager and Manager hereby accepts the employment on the terms and conditions hereinafter set forth to provide the following administrative services (the "Administrative Services"), subject to the direction and control of the Management Committee:

                      (a) General Duties/Emergency Action. Manager will be responsible for the negotiation and administration of all contracts to which the Partnership, NEA and NJEA are parties (except that the Manager shall not be responsible for contracts with Affiliates of the Manager to the extent provided in Section 5.2.6 of the Partnership Agreement), the implementation of the Budget and of other policies and directions given by the Management Committee, the management of the affairs of the Partnership and the Project Partnerships and the administration and coordination of any financing to which the Partnership is a party. In the event of explosion, fire, flood or other emergency, or malfunction or threatened malfunction of machinery or equipment, or any emergency actions required to comply with any government rule or order and if Manager is unable to consult with the Management Committee, Manager may make any expenditures it deems advisable to protect and safeguard life and property with respect to the Facilities, regardless of whether such expenditures are authorized in the then current Budget.

                      (b) Administration of Fuel Management
Agreements/Supervision of Fuel Manager. Manager shall administer the Fuel Management Agreements on behalf of the Partnership and the Project Partnerships and monitor and supervise the Fuel Manager's compliance therewith.

                      (c) Administration of O&M Agreements/Supervision of Operator. Manager shall administer the O&M Agreements on behalf of the Partnerships and the Project Partnerships and monitor and supervise the Operator's compliance therewith.


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



                      (d) Preparation of Initial and Annual Budgets. The initial annual Budget for 1998 will be prepared by Manager and adopted by the Management Committee as soon as reasonably practicable after the execution of this Agreement. Thereafter, Manager shall cause an annual Budget to be prepared by October 1st of each year preceding the year for which the Budget shall be applied, and the Management Committee shall review and approve the annual Budget prior to the commencement of such next calendar year, which the Partnership shall endeavor to adopt not later than December 1st. The proposed annual Budget for the Partnership shall include, without limitation, all line items that are required from time to time by the Management Committee, including in reasonable detail the anticipated receipts and expenditures of the Partnership, NEA, LLC and the Project Partnerships for the coming calendar year and the succeeding four years (provided, however, the approved annual Budget shall not be deemed to include approval of expenditures for any year other than the current year). In the event that the Management Committee does not approve the annual Budget or any individual line items therein prior to the beginning of the applicable year, the annual Budget or the individual line items for the preceding year, as the case may be, shall remain in effect until the new annual Budget or such line items are approved.

                      (e) Recommendations Regarding Annual Budget. At each meeting of the Management Committee, Manager shall report on the receipts and expenditures of the Partnership, NEA, LLC and the Project Partnerships as of a date reasonably close to the date of the meeting and will recommend to the Management Committee any changes in the annual Budget which it considers necessary or appropriate.

                      (f) Maintenance of Books and Records. Manager shall keep or cause to be kept, at its offices, or at such other place as it shall designate in a notice to the Partners, complete and accurate books, records, and financial statements of the Partnership and supporting documentation of transactions with respect to the conduct of the Partnership's business. The books, records, and financial statements of the Partnership shall be maintained on the accrual basis in accordance with GAAP. Such books, records, financial statements, and documents shall include, but not be limited to, the following:

                               1. Partner Register. A current register of each
              of the Partners indicating for each such Person its (i) full name,
              (ii) last known business or residence address, (iii) Contributions, and (iv) share in profits and losses, and also indicating each Transfer of an Interest permitted by Article VII of the Partnership Agreement, including the name and address of the transferor and transferee of such Interest and the units of the Transferee attributable to the Interest so transferred;

                               2. Certificate of LP. The Partnership's
              Certificate of Limited Partnership, including all amendments; and any powers of attorney under which the Certificate of Limited Partnership or amendments were executed;

                               3. Tax Information. Federal, state, and local
              income tax or information returns and reports, if any, for the six most recent taxable years;


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


                               4. Partnership Agreement and Related Information.
              The Partnership Agreement and any amendments, and any powers of attorney under which the Partnership Agreement or amendments were executed;

                               5. Financial Information. Financial statements
              for the six most recent years;

                               6. Books and Records. The internal books and
              records of the Partnership for the current and four most recent years which shall, among other things, reflect all Capital Accounts; and

                               7. Property Records. A true copy of relevant
              records indicating the amount and cost of all property the Partnership owns, claims, possesses, or controls.

                      (g) Financial Statements and Reports. Manager shall provide the following financial statements and reports to the Partners:

                               1. Unaudited Balance Sheet. Within forty-five
              (45) days after the end of each fiscal quarter, and the fiscal year, an unaudited closing balance sheet as of the end of such fiscal quarter or fiscal year, as the case may be, and related statements of operations for such fiscal quarter or fiscal year prepared in accordance with GAAP;

                               2. Audited Financial Reports. As soon as
              available but in any event not later than 90 days after the end of the fiscal year, audited financial reports, including the detailed balance sheet of the Partnership as of the end of the preceding fiscal year and related statements of income, cash flow and Partners' capital and changes in financial position for the fiscal year, accompanied by an opinion of the Partnership's independent public accountants stating that the financial statements have been prepared according to GAAP;

                               3. Form K-1 and Other Forms. As soon as
              practicable after the end of each fiscal year, Form K-1 or any similar form as may be required by the Code or the Internal Revenue Service, as well as any similar form which may be required by any state or local taxing authority;

                               4. Tax Returns and Tax Preparation Forms. On a
              timely basis, all federal, state and local tax returns and statements (including Capital Accounts and Balance Sheets), if any, which must be filed on behalf of the Partnership with any taxing Governmental Authority, all of which shall be prepared on a tax basis, including all supporting information provided with such returns. In addition, Manager shall cause to be furnished to each Partner a report for each fiscal year setting forth all data and information regarding the business of the Partnership as may be necessary to enable the Partnership and each Partner to prepare its federal, state and local tax returns;

                               5. Cash Distributions. At any time a cash
              distribution is made by the Partnership, a statement in form acceptable to the Partners which indicates in detail the calculation of such distribution by the Partnership;

                               6. Monthly Financial Statements. Within
              forty-five (45) days after the end of each month, a balance sheet and statement of operations for the Partnership along with any supporting detail that may be required by the Partners; and

                               7. Budget Variance Reports. Within forty-five
              (45) days after the end of each calendar quarter, a report in form acceptable to the Partners that shows budgeted versus actual revenues and expenditures on a monthly basis and a year-to-date basis for the Partnership.

              Section 2.02 Agency. Commencing on the Effective Date, the Partnership hereby makes, constitutes, and appoints Manager to be its true and lawful attorney-in-fact and in the Partnership's name, place, and stead, and on the Partnership's behalf, and solely for its use and benefit to carry out the Administrative Services.

              Section 2.03 Manager Notices. Manager shall provide to the Partnership all notices from third parties received by Manager in connection with the Partnership, the Project Partnerships, the Facilities or the Manager's performance of its responsibilities under this Article II. Manager shall designate in writing to the Partnership an individual who will act on behalf of Manager with respect to communicating decisions and directions to the Partnership under this Agreement. Such individual shall also be available at reasonable times to receive communications from the Partnership and provide appropriate responses to the Partnership.


                                  ARTICLE III.

                     COMPENSATION, COSTS AND REIMBURSEMENTS

              Section 3.01 Costs and Expenses. Subject to the provisions of this
Section 3.01, the Partnership shall pay all out-of-pocket costs and expenses of performing the Administrative Services (collectively, the "Administrative Expenses"). Acting on behalf of the Partnership and the Project Partnerships as agent, Manager shall incur Administrative Expenses to the extent the nature and amount of such costs and expenses (i) are included within the Budget or are otherwise approved by the Partnership, or (ii) are incurred in connection with an emergency. Payment of Administrative Expenses shall be made from the Administrative Operating Account, which is more particularly described in
Section 3.03. All Administrative Expenses, except the labor costs of Manager's personnel, the cost of services provided by Manager's Affiliates and items purchased with petty cash, shall be incurred in the name of the Partnership.

              Section 3.02 Administration Fee. The Partnership shall pay annually to Manager, as compensation for its services, beginning on the Acquisition Date, a fee, payable monthly, equal to $600,000 per annum (the "Administration Fee"), as adjusted in accordance with this Section

3.02. As of January 1 of each year, commencing January 1, 1999, the Administration Fee shall be adjusted upwards or downwards by multiplying the Administration Fee for the prior year by a fraction the numerator of which will be the Producer Price Index for the immediately preceding December and the denominator of which will be the Producer Price Index for the month of December one year earlier; provided, that in no event shall the Administration Fee be decreased below $600,000. This adjusted Administration Fee shall be the Administration Fee for the current year and the basis for calculation of the Administration Fee for the next year.

              Section 3.03 Administrative Operating Account. The Partnership shall establish and maintain an administrative operating account ("Administrative Operating Account") and will designate Manager as an additional signatory on the account. The Partnership will deposit into the Administrative Operating Account on or before the 15th day of each month an amount equal to (a) the amount of Administrative Expenses in the Budget for the next month, plus (b) any amount reasonably expected by Manager, as communicated to the Partnership in writing by the 10th day of the month, to be required for costs and expenses relating to emergencies or other approved expenditures, plus or minus (c) the difference between the amounts deposited in the Administrative Operating Account in the preceding month and the actual amount of Administrative Expenses incurred in that month. On or before the 10th day of each month, Manager shall deliver to the Partnership an accounting report that reflects all Administrative Expenses for the preceding month, reconciled against the amounts deposited to the Administrative Operating Account and against the amounts projected in the Budget for such preceding month.

              Section 3.04 Late Payments. If any amounts owing under this Agreement are not paid to Manager or the Partnership, as applicable, when due, the same shall bear interest at the Late Payment Rate from the due date until paid.


                                   ARTICLE IV.

                              TERM AND TERMINATION

              Section 4.01 Term. Unless terminated as provided in this Article IV or Article VIII, this Agreement shall continue in effect for the period commencing on the Effective Date and ending on the twentieth (20th) anniversary of the Effective Date. Notwithstanding the foregoing, if ESI Northeast Energy GP, Inc. transfers its general partnership interest in the Partnership (other than to an Affiliate), the Partnership shall have the right to terminate this Agreement upon 30 days notice to manager.

              Section 4.02 Termination upon Default by Manager. If Manager materially defaults in the performance of any material term, covenant or obligation contained in this Agreement and does not remedy such default within thirty (30) days after Manager's receipt of the Partnership's written notice thereof to Manager (or within 180 days, if it cannot be reasonably accomplished in such thirty (30) day period and Manager shall diligently take all appropriate actions to remedy such default as soon as commercially practicable within such thirty (30) day period), the Partnership may, by written notice to Manager, terminate this Agreement and the Partnership shall



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


pay to Manager all amounts due and not previously paid to Manager for services performed in accordance with this Agreement up until the effective date of such termination. All such amounts will be paid to Manager within thirty (30) days of the effective termination date or within thirty (30) days of receipt of an invoice from Manager for any amounts not invoiced prior to the effective termination date, provided that the Partnership shall have the right to offset the amounts of any damages owing by Manager under this Agreement against any such amounts due and not previously paid to Manager by the Partnership.

              Section 4.03 Termination upon Default by the Partnership. If the Partnership (a) fails to make any payment hereunder within 5 days after the same shall have become due, or (b) materially defaults in the performance of any material term, covenant or agreement contained in this Agreement and does not remedy such default within thirty (30) days after the Partnership's receipt of Manager's written notice thereof to the Partnership (or within 180 days, if it cannot be reasonably accomplished in such thirty (30) day period and the Partnership shall have commenced all actions required to remedy such default within such thirty (30) day period), Manager may, by written notice to the Partnership, terminate this Agreement.

              Section 4.04 Termination for Insolvency. Either party may terminate this Agreement by written notice to the other party (but only with the concurrence of the Manager in the case of termination by the Partnership) if:
(a) the other party (i) makes a general assignment for the benefit of creditors,
(ii) institutes proceedings in any court of competent jurisdiction or takes any other steps to subject itself to the laws of any jurisdiction to which it may be subject providing for it to be wound up or adjudicating it to be bankrupt or insolvent or (iii) takes or consents to the institution of any bankruptcy or insolvency proceedings which relate to any reorganization, arrangement or compromise of its debts; (b) any proceedings are commenced or steps taken whether by way of private appointment, seizure, court proceedings or otherwise for the appointment of a receiver, custodian, liquidator, trustee or similar person with respect to all or a substantial portion of the other party's property; or (c) any proceedings are commenced or steps taken by any creditor, regulatory agency or other person relating to the reorganization, arrangement, adjustment composition, liquidation, dissolution, winding up, custodianship or other similar relief with respect to such other party.

              Section 4.05 Duties Upon Termination. Upon termination or expiration of this Agreement:

              (a) At the request of the Partnership, and provided that the Partnership is not in default of any material provision of this Agreement, Manager shall have the obligation to assist in making, at the Partnership's expense, a smooth transition to a new manager; and

              (b) Manager shall continue to be reimbursed for expenses incurred by it and compensated in accordance with the provisions of this Agreement, provided that Manager continues to perform services under and in accordance with this Agreement.

              Section 4.06 Effect of Termination. On the effective date of termination, the Partnership shall assume and become responsible for all management obligations of the

Partnership. Notwithstanding such termination, neither party shall be relieved from any obligations or liabilities that accrued prior to the effective date of termination. The applicable provisions of this Agreement will continue in effect after termination of this Agreement to the extent necessary to provide for final payments, payment adjustments and any other final expense reimbursements, and with respect to liability and indemnification payments and expense reimbursements from acts or events that occurred prior to the date of termination of this Agreement.


                                   ARTICLE V.

                             LIMITATION OF LIABILITY

              Section 5.01 No Consequential Damages. Neither Manager, its Affiliates nor their respective employees or agents shall be liable to the Partnership, its Affiliates or their respective employees, agents or subcontractors or either of the Project Partnerships or their respective employees, agents or subcontractors, and neither the Partnership, its Affiliates nor their respective employees, agents or subcontractors nor either of the Project Partnerships or their respective employees, agents or subcontractors, shall be liable to Manager, whether based in contract, in tort (including negligence and strict liability), under warranty, or otherwise, for any special, indirect, incidental, exemplary or consequential loss or damage whatsoever, including without limitation, loss of use, opportunity or profits, damages to good will or reputation or punitive damages.

              Section 5.02 Non-Recourse Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Partnership hereunder are recourse only to the assets of Partnership and neither the partners of the Partnership nor any shareholder, director, officer, agent or affiliate of Partnership or any partner of the Partnership, shall have any personal responsibility or liability for any payment obligations of the Partnership hereunder, or otherwise for any breach in performance or observance of the covenants, representations, or obligations of the Partnership hereunder.


                                   ARTICLE VI.

                             [Intentionally Deleted]


                                  ARTICLE VII.

                       INDEMNIFICATION BY THE PARTNERSHIP

              Section 7.01 Indemnification. Subject to the limitations set forth in Article V hereof, the Partnership shall indemnify and hold harmless Manager, and its officers, directors, shareholders, agents, Affiliates and employees (collectively, "Manager's Indemnitee") from and against all Damages asserted against, resulting to, imposed upon, or incurred or suffered by

Manager's Indemnitee, directly or indirectly, whether raised by Manager's Indemnitee or a third party, arising out of or resulting from (a) the Project Partnerships' ownership or use of the Facilities, or (b) the performance by the Partnership of the Partnership's duties hereunder.

              Section 7.02 Procedure. If any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in Damages to any party pursuant to the indemnification provisions of this Agreement, then, in any such event, within 10 days after notice by the indemnified party (the "Notice") to the indemnifying party of such demand, claim or lawsuit (provided, however, that the failure to give the Notice shall not relieve the indemnifying party of its obligations under this Agreement unless, and only to the extent that, such failure caused the Damages for which the indemnifying party is obligated to be greater than they would otherwise have been had the indemnified party given prompt notice under this Agreement), the indemnifying party shall have the option, at its sole cost and expense, to retain counsel for the indemnified party (which counsel shall be selected by or be reasonably satisfactory to the indemnified party), to defend any such demand, claim or lawsuit. Thereafter, the indemnified party shall be permitted to participate in such defense at its own expense, provided that, if the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party or if the indemnifying party proposes that the same counsel represent both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party. If the indemnifying party shall fail to respond within 10 days after receipt of the Notice, the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the indemnifying party.

              (a) The indemnified party shall provide reasonable assistance to the indemnifying party and provide access to its books, records and personnel as the indemnifying party reasonably requests in connection with the investigation or defense of the indemnified Damage. The indemnifying party shall promptly upon receipt of reasonable supporting documentation reimburse the indemnified party for out-of-pocket costs and expenses incurred by the latter in providing the requested assistance.

              (b) With regard to claims for which indemnification is payable under this Agreement, such indemnification shall be paid by the indemnifying party upon: (i) the entry of a judgment against the indemnified party and the expiration of any applicable appeal period; (ii) the entry of an unappealable judgment or final appellate decision against the indemnified party; or (iii) a settlement with the consent of the indemnifying party, which consent shall not be unreasonably withheld, provided that no such consent need be obtained if the indemnifying party fails to respond to the Notice as provided in this Section
7.02. Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, expenses of counsel to the indemnified party shall be reimbursed on a current basis by the indemnifying party if such expenses are a liability of the indemnifying party.

                                  ARTICLE VIII.

                                  FORCE MAJEURE

              Section 8.01 Force Majeure. Any delay in or failure of performance of either party (other than delay or failure to pay a monetary obligation when due) shall not constitute a default hereunder or give rise to any claim for damage if and to the extent such delay or failure is caused by "Force Majeure," and the party claiming the benefit of Force Majeure shall use all reasonable efforts to minimize the period of such delay or failure and the effects thereof.

              Section 8.02 Notice. Either party claiming Force Majeure shall give the other party (a) notice of such Force Majeure event as soon as practicable, but in any event within three (3) days after its occurrence and (b) a complete description of such Force Majeure event within fourteen (14) days after its occurrence.


                                   ARTICLE IX.

                           RELATIONSHIP OF THE PARTIES

              The Partnership hereby engages Manager, as an independent contractor, to manage and administer the affairs of the Partnership and the Project Partnerships according to the terms of this Agreement. Subject to the terms of this Agreement, Manager shall determine the means, manner and methods by which Manager shall perform its services under this Agreement. Manager and the Partnership acknowledge that, except as otherwise expressly provided in this Agreement, the Partnership shall not have any control over Manager or the means, manner or methods of its performance under this Agreement. All personnel involved in the management and administration of the Partnership and the Project Partnerships shall be employees of Manager or its Affiliates or independent contractors that have contracted with Manager or its Affiliates and shall not for any purposes be deemed employees or independent contractors of the Partnership or the Project Partnerships. Nothing in this Agreement or the arrangement for which it is written shall constitute or create a joint venture, partnership, or any other similar arrangement between the Partnership or the Project Partnerships and Manager. Neither party is authorized to act as agent for the other party, except as expressly stated in this Agreement.


                                   ARTICLE X.

                                     NOTICES

              Any notice to either party required or permitted hereunder shall be in writing and shall be given by personal delivery or by commercial courier or by certified mail, return receipt requested, postage prepaid, or by telecopier with confirmed receipt, addressed as follows:

                  If to Partnership:         Northeast Energy, LP
                  -----------------
                                             c/o ESI Northeast Energy GP, Inc.
                                             11760 U.S. Highway One, Suite 600
                                             North Palm Beach, Florida  33408
                                             Telecopy:  (561) 691-3615
                                             Attention: President

                  with a copy to:            Tractebel Power, Inc.
                                             1177 West Loop South, Suite 900
                                             Houston, Texas  77027
                                             Telecopier: (713) 552-2364
                                             Attention: General Counsel

                  If to Manager:             ESI Northeast Energy GP, Inc.
                                             11760 U.S. Highway One, Suite 600
                                             North Palm Beach, Florida  33408
                                             Telecopy:  (561) 691-3615
                                             Attention: President

or to such other address as the Partnership or Manager may have specified in a notice duly given as provided herein to the other party. All notices given in the foregoing manner shall be effective when received, except that a notice sent by telecopier and received after normal business hours shall be deemed to be received the following Business Day.


                                   ARTICLE XI.

                         ASSIGNMENTS AND SUBCONTRACTING

                  Section 11.01 Assignments.

                  (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  (b) Except as otherwise provided in this Agreement, neither party may assign or otherwise convey any of its rights, title or interest under this Agreement, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld).

                  Section 11.02 Subcontracting. Manager may subcontract any of its duties or obligations hereunder to a non-affiliate with the prior written consent of the Partnership to the subcontractor and subcontract, which consent shall not be unreasonably withheld; provided, that no such written consent of the Partnership shall be required for subcontracting to any Affiliate of Manager. No subcontract shall relieve Manager of its duties and obligations hereunder.

                                  ARTICLE XII.

                            LIMITATIONS OF AUTHORITY

                  Unless specifically approved in writing by the Partnership, Manager shall not have the authority to take the following actions:

                  (a) The sale, lease, pledge, mortgage, conveyance, license, exchange or other transfer or disposition of any property or assets of the Partnership or the Project Partnerships, including any tangible personal property acquired by Manager under this Agreement;

                  (b) Subject to Section 2.01, making, entering into, executing, amending, waiving any rights under, modifying or supplementing any contract or agreement on behalf of, binding upon, or in the name of the Partnership or the Project Partnerships;

                  (c) The settling, compromising, assigning, pledging, transferring, releasing or consenting to the same of any claim, suit, debt, demand or judgment against or due by the Partnership or the Project Partnerships, or submitting any such claim, dispute or controversy to arbitration or judicial process or stipulating to a judgment, or consent to do same. Manager agrees that the Partnership shall retain control of any such claim suit, debt or demand and any other litigation regarding the management of the Partnership and the Project Partnerships, except as to Manager's individual liability; and

                  (d) Taking any action requiring unanimous consent of the Management Committee pursuant to Section 5.1.7 of the Partnership Agreement.


                                  ARTICLE XIII.

                       DISPUTE RESOLUTION AND ARBITRATION

                  Section 13.01 Dispute Resolution. If a dispute arises among the parties, or between any of them, regarding the interpretation of any provision of this Agreement or any other matter herein, an aggrieved party shall give a notice of such dispute (a "Dispute Notice") to the other parties. Within fifteen (15) days after such Dispute Notice, senior officers of each of the companies shall confer with each other to seek with diligence and in good faith to resolve such dispute. If such officers are unable to resolve such dispute within forty-five (45) days after such Dispute Notice, then the parties shall be bound to arbitrate such dispute in accordance with Section 13.02.

                  Section 13.02 Arbitration. To the fullest extent permitted by law, any dispute between the parties regarding the interpretation of any provision of this Agreement or any other matter herein, if not resolved by negotiation by the parties within forth-five (45) days after the Dispute Notice, shall be resolved exclusively by binding arbitration between the parties pursuant to the Rules of the American Arbitration Association for Commercial Disputes (the "Arbitration

Rules"). Arbitration shall be administered by the American Arbitration Association. Any party may institute arbitration proceedings at any time by delivering written Notice demanding arbitration to the other parties in the manner described in Article X.

                  (a) Within twenty (20) days after receipt of a written demand for arbitration, each party shall appoint one arbitrator. Within fifteen (15) days of the expiration of that twenty (20) day period, the two arbitrators so appointed shall appoint a third arbitrator. If any party shall fail to appoint an arbitrator, or if the two arbitrators shall fail to appoint a third arbitrator, the American Arbitration Association shall make that selection within ten (10) days of a party's request. The arbitrators shall meet the qualifications and abide by the Code of Ethics for arbitrators in commercial disputes of the American Arbitration Association. The arbitrators shall have knowledge of and experience in the power generation and project financing business.

                  (b) To the fullest extent permitted by law, the arbitration shall be conducted in accordance with the procedures set forth in the Arbitration Rules. In determining any question, matter or dispute before them, the arbitrators shall apply the provisions of this Agreement without varying therefrom in any respect. They shall not have the power to add to, modify or change any of the provisions of this Agreement. The parties shall exercise all commercially reasonable efforts in good faith to cause a hearing to be held within ninety (90) days after the date upon which the last arbitrator is appointed and to conclude all hearings within thirty (30) days after the first hearing date. The arbitrators shall only grant a party's request for postponement of the hearing upon a showing of good cause as determined by the arbitrators. Within thirty (30) days of the last hearing date, the arbitrators shall issue a written decision setting forth their analysis and ruling. The arbitrators shall determine in what proportion the parties shall bear the fees and expenses of the arbitrators. Each party shall bear the fees and expenses of its own counsel and other consultants. All arbitration proceedings shall be subject to the choice of law provisions set forth in Section 14.02, and shall be held at a location agreed to by the parties, or if the parties cannot agree, then in Atlanta, Georgia.

                  (c) The parties acknowledge and agree that any arbitral award shall be final, binding and conclusive upon the parties and may be confirmed or embodied in any order of any court having jurisdiction.

                  (d) To the fullest extent permitted by law, service of any matters referenced in this Article XIII shall be given in the manner described in Article X or as permitted by the rules of the American Arbitration Association.

                  Section 13.03 Survival. This Article XIII shall survive cancellation, expiration, completion or termination of this Agreement.

                                  ARTICLE XIV.

                                  MISCELLANEOUS

                  Section 14.01 Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted.

                  Section 14.02 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

                  Section 14.03 Entire Agreement. This Agreement constitutes the entire final understanding and agreement of the parties with respect to its subject matter, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth in this Agreement. By execution of this Agreement, each of the parties represents and warrants that it has relied on no oral or written statements, promises, inducements, representations or warranties to enter into this Agreement except for those expressly set forth herein. The parties agree that the inclusion of this provision evidences the intent of the parties that no parole evidence shall be admissible to alter or vary the terms of this Agreement.

                  Section 14.04 Captions. The captions or headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall have no effect upon the construction or interpretation of any part of this Agreement.

                  Section 14.05 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

                  Section 14.06 No Third Party Beneficiaries. Except as expressly set forth herein, the terms of this Agreement are for the sole benefit of the Partnership and Manager and their respective successors and permitted assigns and not for any third party whatsoever.

                  Section 14.07 Further Assurances. If either party reasonably determines or is reasonably advised that any further instruments or any other things are necessary or desirable to carry out the terms of this Agreement, the other party shall execute and deliver all such instruments and assurances and do all things reasonably necessary and proper to carry out the terms of this Agreement.

                  Section 14.08 No Implied Waiver. Failure of either party to exercise any right to enforce any provision, or to require strict performance by the other party of any provision, shall not release the other party from any of its obligations under this Agreement and shall not operate as a waiver of any right to insist upon strict performance, or of either party's rights or remedies under this Agreement or at law.

                  Section 14.09 Amendments. No amendment, waiver or modification of any provision of this Agreement shall be effective unless made in writing and signed by both parties.

                  Section 14.10 Confidentiality. Except to the extent expressly authorized herein including, without limitation, in connection with a proposed assignment of this Agreement or a proposed financing transaction entered into by the Partnership, in which case disclosure of the terms hereof shall be limited to the extent reasonably practicable, each of the parties agree that neither it nor its attorneys, agents or representatives shall reveal to anyone any of the terms of this Agreement or any of the terms of the documents executed pursuant hereto, including, without limitation, the amount, terms or conditions of payment hereunder, other than (i) as may be hereafter mutually agreed to in writing, (ii) as ordered by a judicial tribunal, (iii) to any of such parties' directors, officers, employees, representatives, advisors, consultants and attorneys, and the directors, officers, employees, representatives, advisors, consultants and attorneys of affiliated companies who need to know such information, and (iv) to the extent required to be disclosed by applicable law or legal process.

                  Section 14.11 Decision-Making by Parties. Except where this Agreement expressly provides for a different standard and/or time period, whenever this Agreement provides for a determination, decision, permission, consent or approval of a party, the party shall promptly make such determination, decision, grant or withholding of consent or approval in a commercially reasonable manner and without unreasonable delay. Any denial of consent required to be made in a commercially reasonable manner shall include in reasonable detail the reason for denial or aspect of the request that was not acceptable.

                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the parties have executed multiple originals of this Agreement as of the date first written above.

The Partnership:
                                        NORTHEAST ENERGY, LP
                                        a Delaware limited partnership


                                        By:      ESI NORTHEAST ENERGY GP, INC.,
                                                 a general partner


                                        By:       /s/ Glenn E. Smith
                                                 ------------------------------
                                                 Name: Glenn E. Smith
                                                 Title: Vice President


                                        By:      TRACTEBEL NORTHEAST
                                                 GENERATION GP, INC.,
                                                 a general partner


                                        By:      /s/ Timothy R. Dunne
                                                 -------------------------------
                                                 Name: Timothy R. Dunne
                                                 Title: Vice President


The Manager:
                                        ESI NORTHEAST ENERGY GP, INC.,
                                        a Florida corporation


                                        By:       /s/ Glenn E. Smith
                                                 -------------------------------
                                                 Name: Glenn E. Smith
                                                 Title: Vice President


              [Signature Page to Administrative Services Agreement]